Exhibit 23.1

CONSENT OF LARSONALLEN LLP

We hereby consent to the use of our report dated March 30, 2009, except for Note 15, as to which the date is September 5, 2009, on the consolidated financial statements of PPL Management, Inc. and Subsidiaries for the years ended December 31, 2008, 2007 and 2006 and the use of our report dated January 21, 2010 relating to our review of the financial statements of PPL Management, Inc. and Subsidiaries as of September 30, 2009 for the periods ended September 30, 2009 and 2008 appearing or incorporated by reference in this Current Report on Form 8-K/A of MasTec, Inc. and to the incorporation by reference of such information into the following Registration Statements of MasTec, Inc. (Form S-8 Nos. 333-139996, 333-112010, 333-105781, 333-105516, 333-38932, 333-77823, 333-47003, 333-38940 and 333-30647 and Form S-3 Nos. 333-158502, 333-142083, 333-133252, 333-46067).

/s/ LarsonAllen LLP
LarsonAllen LLP

Eau Claire, Wisconsin

February 4, 2010